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------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:     December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   PASQUALE       DOUGLAS            M.           ARV ASSISTED LIVING, INC. (SRS)               to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS Identification      4. Statement for      ----              ---
       245 FISCHER AVENUE, SUITE D-1              Number of Reporting        Month/Year          X  Officer           Other (specify
--------------------------------------------      Person, if an entity       OCTOBER, 2001      ----              --- below)
                  (Street)                        (Voluntary)             -------------------   (give title below)
  COSTA MESA     CALIFORNIA         92626                                 5. If Amendment,      CHIEF EXECUTIVE OFFICER
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans- 3. Trans-      4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action    action         or Disposed of (D)          Securities          Form:         Indirect
                                   Date      Code           (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                             (Instr. 8)                                 Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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COMMON STOCK                    10/24/01   P             2,000     A        $1.23         99,500               D
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COMMON STOCK                    10/25/00   P               200     A        $1.35         99,500               D
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COMMON STOCK                    10/29/01   P             2,800     A        $1.23         99,500               D
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COMMON STOCK                                                                              10,500               I          BY IRA
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                              (Over)
                                                                                                                     SEC 1474 (3-99)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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EMPLOYEE STOCK OPTION                                                                            COMMON
(RIGHT TO BUY)                                                          D(1)                     STOCK     150,000
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)
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   900,000                    D
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Explanation of Responses: (1) OPTION GRANTED ON JUNE 1, 1998 FOR 35,936 SHARES AT
                              A STRIKE PRICE OF $11.13 WAS SURRENDERED VOLUNTARILY
                              TO THE COMPANY.

                              OPTION GRANTED ON JUNE 1, 1998 FOR 114,064 SHARES AT A STRIKE PRICE OF $11.13 WAS SURRENDERED VOLUNTARILY TO THE COMPANY.


**Intentional misstatements or omissions of facts constitute Federal               /s/ DOUGLAS M. PASQUALE         NOVEMBER 12, 2001
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).             ------------------------------------ ------------------
                                                                             **Signature of Reporting Person      Date
Note: File three copies of this Form, one of which must be manually signed.              Douglas M. Pasquale
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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